Exhibit 99.1

Glacier Bancorp, Inc. Earnings for Quarter Ended June 30, 2006

HIGHLIGHTS:

*	Record net earnings for the quarter of $14.666 million, up 12 percent from last year’s quarter.

*	Record net earnings year-to-date of $28.295 million, up 15 percent from the same period last year.

*	Diluted quarterly earnings per share of $0.45, up 10 percent from last year’s quarter.

*	Diluted year-to-date earnings per share of $0.86, up 10 percent from the same period last year.

*	Net interest margin 22 basis points greater than the first six months of 2005.

*	Non-interest bearing deposits increased $37 million, or 22 percent annualized, from prior quarter.

*	Loans increased $135 million, or 21 percent annualized, from prior quarter.

*	Cash dividend of $0.16 declared which is an increase of 7 percent over the prior year quarter.

*	Acquisition of First National Bank of Morgan with $70 million in assets announced.

KALISPELL, Mont., July 27 /PRNewswire-FirstCall/ --

Earnings Summary (Unaudited - $ in thousands, except per share data)	Three months ended June 30,		Six months ended June 30,

	2006	2005	2006	2005

Net earnings	$14,666	$13,090	$28,295	$24,610
Diluted earnings per share	$0.45	$0.41	$0.86	$0.78
Return on average assets (annualized)	1.52%	1.52%	1.50%	1.51%
Return on average equity (annualized)	16.81%	18.03%	16.51%	17.56%

          Glacier Bancorp, Inc. (Nasdaq: GBCI) reported net quarterly earnings of $14.666 million, an increase of $1.6 million, or 12 percent, over the $13.090 million for the second quarter of 2005.  Net quarterly earnings were reduced by $661,000, or $0.02 per share, due to the January 1, 2006 adoption of SFAS 123(R) Share-based Payment which requires recording the estimated fair value of stock options as compensation expense.  Diluted earnings per share for the quarter of $0.45 is an increase of 10 percent over the per share earnings of $0.41 for the same quarter of 2005.  Excluding the affects of SFAS 123(R), diluted earnings per share would have been $0.47, or an increase of 15 percent over the prior year quarter.  “Our banks again produced strong operating earnings in the second quarter,” said Mick Blodnick, President and Chief Executive Officer.  “The growth in our loan portfolio, our non interest deposits and our non interest income were all positive developments.”  Annualized return on average assets and return on average equity for the quarter were 1.52 percent and 16.81 percent, respectively, which compares with prior year returns for the second quarter of 1.52 percent and 18.03 percent.

          Net earnings for the six months ended June 30, 2006 were $28.295 million, which is an increase of $3.685 million, or 15 percent over the prior year.  Diluted earnings per share of $0.86 is an increase of 10 percent over the $0.78 earned in the first six months of 2005.  Excluding SFAS 123(R) compensation costs of $1.184 million, diluted earnings per share increased 15 percent for the first six months of 2006.  The 2006 six month annualized return on average assets and return on average equity was 1.50 percent and 16.51 percent, respectively, which compares with prior year six month returns of 1.51 percent and 17.56 percent.

          Net earnings was reduced as a result of the adoption of SFAS 123(R) Share-based Payment beginning January 1, 2006, which requires recording the estimated fair value of stock options as compensation expense.  The following table illustrates the affect of the adoption of SFAS 123(R), net of tax affects, if it would not have been adopted in 2006.

Impact of SFAS 123 ( R ) (Unaudited - $ in thousands, except per share data)	Three months ended June 30,		Six months ended June 30,

	2006	2005	2006	2005

Net earnings	$14,666	13,090	28,295	24,610
Stock option compensation cost	661	—	1,184	—
Pro forma net operating earnings	$15,327	13,090	29,479	24,610
Diluted earnings per share	$0.45	0.41	0.86	0.78
Stock option compensation cost	0.02	—	0.04	—
Pro forma net operating earnings	$0.47	0.41	0.90	0.78

Assets ($ in thousands)	June 30, 2006	December 31, 2005	June 30, 2005	$ change from December 31, 2005	$ change from June 30, 2005

	(unaudited)	(audited)	(unaudited)
Cash on hand and in banks	$124,872	111,418	109,402	13,454	15,470
Investments, interest bearing deposits, FHLB stock, FRB stock, and Fed Funds	908,899	991,246	1,114,334	(82,347)	(205,435)
Loans:
Real estate	697,351	607,627	505,296	89,724	192,055
Commercial	1,486,847	1,357,051	1,215,919	129,796	270,928
Consumer and other	517,847	471,164	433,900	46,683	83,947
Total loans	2,702,045	2,435,842	2,155,115	266,203	546,930
Allowance for loan losses	(41,195)	(38,655)	(32,917)	(2,540)	(8,278)
Total loans net of allowance for losses	2,660,850	2,397,187	2,122,198	263,663	538,652
Other assets	218,761	206,493	186,001	12,268	32,760
Total Assets	$3,913,382	3,706,344	3,531,935	207,038	381,447

          At June 30, 2006 total assets were $3.913 billion, which is $207 million, or 6 percent, greater than the December 31, 2005 assets  of $3.706 billion, and $381 million, or 11 percent, greater than the June 30, 2005 assets of  $3.532 billion.

          Total loans have increased $266 million from December 31, 2005, or 11 percent, with the growth occurring in all loan categories.  Commercial loans have increased $130 million, or 10 percent, real estate loans gained $90 million, or 15 percent, and consumer loans grew by $47 million, or 10 percent.  “Solid loan volume once again this quarter allowed us to continue reshaping our balance sheet mix to earning assets with higher yields,” Blodnick said.  Total loans increased $547 million, or 25 percent, with internal loan growth of $435 million from June 30, 2005, with all loan categories showing increases.  Including loans acquired, commercial loans increased the most, $271 million, or 22 percent, followed by real estate loans which increased $192 million, or 38 percent, which was the largest percentage gain, and consumer loans, which are primarily comprised of home equity loans, increasing by $84 million, or 19 percent.

          Investment securities, including interest bearing deposits in other financial institutions, and federal funds sold have decreased $82 million from December 31, 2005, or 8 percent, and have declined $205 million, or 18 percent, from June 30, 2005.  Investment securities at June 30, 2006 represented 23% of total assets versus 32% the prior year, which is a result of the continued use of investment cash flow to fund loan growth.

Liabilities ($ in thousands)	June 30, 2006	December 31, 2005	June 30, 2005	$ change from December 31, 2005	$ change from June 30, 2005

	(unaudited)	(audited)	(unaudited)
Non-interest bearing deposits	$720,473	667,008	630,983	53,465	89,490
Interest bearing deposits	1,972,296	1,867,704	1,576,872	104,592	395,424
Advances from Federal Home Loan Bank	435,978	402,191	804,047	33,787	(368,069)
Securities sold under agreements to repurchase and other borrowed funds	313,394	317,222	100,811	(3,828)	212,583
Other liabilities	33,411	33,980	36,463	(569)	(3,052)
Subordinated debentures	85,000	85,000	85,000	—	—
Total liabilities	$3,560,552	3,373,105	3,234,176	187,447	326,376

          Non-interest bearing deposits have increased $53 million, or 8 percent, since December 31, 2005, and by $89 million, or 14 percent, since June 30, 2005.  This low cost of funding continues to be a primary focus of each of our banks.  Interest bearing deposits have increased $105 million from December 31, 2005, of which $22 million was in Internet generated National Market CD’s. Since June 30, 2005 interest bearing deposits have increased $395 million, or 25 percent, with $166 million of that amount from broker and Internet sources.  Federal Home Loan Bank (FHLB) advances increased $34 million, and repurchase agreements and other borrowed funds decreased $4 million from December 31, 2005.   FHLB advances are $368 million less than the June 30, 2005 balances due primarily to the above described increases in deposits and other funding sources including $158 million in U.S. Treasury Tax and Loan Term Auction funds.

Stockholders’ Equity ($ in thousands except per share data)	June 30, 2006	December 31, 2005	June 30, 2005	$ change from December 31, 2005	$ change from June 30, 2005

	(unaudited)	(audited)	(unaudited)
Common equity	$357,308	$332,418	$291,062	24,890	66,246
Accumulated other comprehensive (loss) income	(4,478)	821	6,697	(5,299)	(11,175)
Total stockholders’ equity	352,830	333,239	297,759	19,591	55,071
Core deposit intangible, net, and goodwill	(86,294)	(87,114)	(80,286)	820	(6,008)
Tangible stockholders’ equity	$266,536	246,125	217,473	20,411	49,063
Stockholders’ equity to total assets	9.02%	8.99%	8.43%
Tangible stockholders’ equity to total tangible assets	6.96%	6.80%	6.30%
Book value per common share	$10.88	10.36	9.53	0.52	1.35
Market price per share at end of quarter	$29.27	30.05	26.13	(0.78)	3.14

          Total equity and book value per share amounts have increased $19.591 million and $0.52 per share, respectively, from December 31, 2005, the result of earnings retention and stock options exercised that outpaced the reduction in other comprehensive income.  Accumulated other comprehensive income, representing net unrealized gains (losses) on securities available for sale, decreased $11.175 million from June 30, 2005 and $5.299 million from year end, primarily a function of interest rate changes.

Operating Results for Three Months Ended June 30, 2006 Compared to
June 30, 2005

Revenue summary (Unaudited - $ in thousands)	Three months ended June 30,

	2006	2005	$ change	% change

Net interest income	$37,626	$32,087	$5,539	17%
Non-interest income
Service charges, loan fees, and other fees	9,349	7,850	1,499	19%
Gain on sale of loans	2,770	2,884	(114)	-4%
Loss on sale of investments	—	(107)	107	-100%
Other income	779	886	(107)	-12%
Total non-interest income	12,898	11,513	1,385	12%
	$50,524	$43,600	$6,924	16%
Tax equivalent net interest margin	4.34%	4.14%

          Net Interest Income

          Net interest income for the quarter increased $5.539 million, or 17 percent, over the same period in 2005, and $1.318 million from the first quarter of 2006.  Total interest income increased $13.388 million from the prior year’s quarter, or 29 percent, while total interest expense increased $7.849 million, or 54 percent.  The increase in interest expense is primarily attributable to the volume increase in interest bearing deposits, and increases in short term interest rates during 2005 continuing into 2006.  The Federal Reserve Bank has increased the targeted fed funds rate 12 times or 300 basis points, since January 1, 2005.  The tax equivalent net interest margin calculation has been changed to an actual 365 day base from a 360 day base.  Previously reported net interest margins have been adjusted to reflect the change.  The net interest margin as a percentage of earning assets for the quarter, on a tax equivalent basis, was 4.34 percent which was higher than the restated 4.14 percent result for the second quarter of 2005.  The margin for the second quarter of 2006 decreased slightly from the first quarter of 2006 restated margin of 4.38 percent (4.32 originally reported), primarily a result of the continued increase in funding costs.

          Non-interest Income

          Fee income increased $1.499 million, or 19 percent, over the same period last year, driven primarily by an increased number of loan and deposit accounts from internal growth and acquisitions.  Gain on sale of loans decreased $114 thousand, or 4 percent, from the second quarter of last year.  Loan origination volume in our markets for housing construction continues to remain very active by historical standards and the recent decline was expected with the slow down from unprecedented activity last year and as interest rates continues to rise.

Non-interest expense summary (Unaudited - $ in thousands)	Three Months Ended June 30,

	2006	2005	$ change	% change

Compensation and employee benefits	$15,739	$12,474	$3,265	26%
Occupancy and equipment expense	3,431	3,152	279	9%
Outsourced data processing	678	423	255	60%
Core deposit intangibles amortization	400	384	16	4%
Other expenses	6,702	6,043	659	11%
Total non-interest expense	$26,950	$22,476	$4,474	20%

          Non-interest Expense

          Non-interest expense increased by $4.474 million, or 20 percent, from the same quarter of 2005.  Compensation and benefit expense increased $3.265 million, or 26 percent, of which $961 thousand was from expensing stock options with the adoption of SFAS 123(R) in 2006.  The remaining increase in compensation and benefit expense was primarily attributed to four acquisitions during 2005 and normal compensation increases for job performance and increased cost for benefits.  The number of full-time-equivalent employees has increased from 1,057 to 1,171, an 11 percent increase, since June 30, 2005.   Occupancy and equipment expense increased $279 thousand, or 9 percent, reflecting the bank acquisitions, cost of additional branch locations and facility upgrades.  Other expenses increased $659 thousand, or 11 percent, primarily from acquisitions, additional marketing expenses, and costs associated with new branch offices.  The efficiency ratio (non-interest expense/net interest income + non-interest income) was 53 percent for the 2006 quarter, up from 52 percent for the 2005 quarter.

Credit quality information ($ in thousands)	June 30, 2006	December 31, 2005	June 30, 2005

	(unaudited)	(audited)	(unaudited)
Allowance for loan losses	$41,195	$38,655	$32,917
Non-performing assets	8,943	10,089	8,093
Allowance as a percentage of non performing assets	461%	383%	407%
Non-performing assets as a percentage of total assets	0.23%	0.26%	0.23%
Allowance as a percentage of total loans	1.52%	1.59%	1.53%
Net recoveries (charge-offs) as a percentage of loans	0.00%	(0.02)%	(0.02)%

          Allowance for Loan Loss and Non-Performing Assets

          Non-performing assets as a percentage of total assets at June 30, 2006 were at .23 percent, the same percentage as at June 30, 2005, but decreasing slightly from .26 percent at December 31, 2005.  The Company ratios compare favorably to the Federal Reserve Bank Peer Group average of .41 percent at March 31, 2006, the most recent information available.  The allowance for loan losses was 461 percent of non-performing assets at June 30, 2006, up from 407 percent a year ago.  The allowance, including $2.792 million from 2005 acquisitions, has increased $8.278 million, or 25 percent, from a year ago. The allowance of $41.195 million, is 1.52 percent of June 30, 2006 total loans outstanding, down slightly from the 1.53 percent a year ago. The second quarter provision for loan losses expense was $1.355 million, a decrease of $197 thousand from the same quarter in 2005.  Net charge offs remain low at $11 thousand for the second quarter of 2006.  Loan growth, average loan size, and credit quality considerations will determine the level of additional provision expense.

Operating Results for Six Months Ended June 30, 2006 Compared to
June 30, 2005

Revenue summary (Unaudited - $ in thousands)	Six Months Ended June 30,

	2006	2005	$ change	% change

Net interest income	$73,934	$60,543	$13,391	22%
Non-interest income Service charges, loan fees, and other fees	17,566	14,332	3,234	23%
Gain on sale of loans	4,960	4,976	(16)	0%
Loss on sale of investments	—	(137)	137	-100%
Other income	1,528	1,450	78	5%
Total non-interest income	24,054	20,621	3,433	17%
	$97,988	$81,164	$16,824	21%
Tax equivalent net interest margin	4.36%	4.14%

          Net Interest Income

          Net interest income for the six months increased $13.391 million, or 22 percent, over the same period in 2005.  Total interest income increased $28.833 million, or 33 percent, while total interest expense increased $15.442 million, or 58 percent.  The increase in interest expense is primarily attributable to the volume increase in interest bearing deposits, and increases in short term interest rates during 2005 and continuing in 2006.  The tax equivalent net interest margin calculation has been changed to an actual 365 day base from a 360 day base.  Previously reported net interest margins have been adjusted to reflect the change.  The net interest margin as a percentage of earning assets, on a tax equivalent basis, was 4.36 percent which was 22 basis points higher than the restated 4.14 percent result for 2005.

          Non-interest Income

          Total non-interest income increased $3.433 million, or 17 percent in 2006.  Fee income increased $3.234 million, or 23 percent, over last year, driven primarily by an increased number of loan and deposit accounts, acquisitions, and additional customer product and services offered.  Gain on sale of loans decreased $16 thousand, or less than 1 percent, from the first six months of last year.  Loan origination volume in our markets for housing construction continues to remain very active by historical standards and the recent decline was expected with the slow down from unprecedented activity last year and as interest rates continue to rise.

Non-interest expense summary (Unaudited - $ in thousands)	Six Months Ended June 30,

	2006	2005	$ change	% change

Compensation and employee benefits	$31,050	$23,418	$7,632	33%
Occupancy and equipment expense	6,922	6,007	915	15%
Outsourced data processing	1,402	655	747	114%
Core deposit intangibles amortization	820	667	153	23%
Other expenses	12,583	10,803	1,780	16%
Total non-interest expense	$52,777	$41,550	$11,227	27%

          Non-interest Expense

          Non-interest expense increased by $11.227 million, or 27 percent, from the same six months of 2005.  Compensation and benefit expense increased $7.632 million, or 33 percent, of which $1.684 million was from expensing stock options with the adoption of SFAS 123(R) in 2006.  The remaining increase in compensation and benefit expense was primarily attributed to four acquisitions during 2005, the addition of four new bank branches in 2006, and normal compensation increases for job performance and increased costs for benefits.  Occupancy and equipment expense increased $915 thousand, or 15 percent, reflecting the acquisitions, cost of additional locations and facility upgrades.  Other expenses increased $1.780 million, or 16 percent, primarily from acquisitions, additional marketing expenses, and costs associated with new branch offices.  The efficiency ratio (non-interest expense/net interest income + non-interest income) increased to 54 percent from 51 percent for the first six months of 2005 largely a result of the recent acquisitions and branch openings.

          Allowance for Loan Loss and Non-Performing Assets

          The provision for loan losses expense was $2.520 million for the first six months of 2006, a decrease of $522,000, or 17 percent, from the same period in 2005.  Recovery of previously charged-off loans exceeded amounts charged-off during the six months ended June 30, 2006 by $20,000.

          Cash dividend

          On June 28, 2006, the board of directors declared a cash dividend of $0.16 payable July 20, 2006 to shareholders of record on July 11, 2006, which is an increase of 7 percent over the $0.15 dividend declared in the second quarter of last year.

          Status of Pending Bank Acquisitions

          On April 21, 2006, Glacier announced the signing of a definitive agreement to acquire Citizens Development Company in a transaction valued at approximately $77 million.  Citizens is a Billings, Montana-based bank holding company that owns five community banks located throughout Montana, with principal banking offices in Billings, Lewiston, Hamilton, Columbia Falls and Chinook.  At March 31, 2006, Citizens had total assets of $410 million, net loans of $285 million, total deposits of $360 million, and stockholders’ equity of $36 million. The acquisition of the Citizens banks will strengthen the Company’s presence in three of Montana’s strongest markets-Billings, the Flathead Valley, and the Bitterroot Valley, while expanding its operations in central Montana.

          On May 31, 2006, Glacier announced the signing of a definitive agreement to acquire First National Bank of Morgan in a transaction valued at approximately $20 million.  First National Bank of Morgan is a national banking association with its main office in Morgan, Utah and one branch office in Mountain Green, Utah. At March 31, 2006, First National Bank of Morgan had total assets of $70 million, net loans of $44 million, total deposits of $61 million, and stockholders’ equity of $9 million.  The acquisition of First National Bank of Morgan will be the Company’s first whole-bank acquisition in Utah, expanding Glacier’s focused community bank strategy in Utah and complementing its two existing Utah branches.

          The two announced acquisitions, which are subject to bank regulatory approval, are both presently expected to close in the later part of August, 2006.  The transactions are expected to be immediately accretive to Glacier’s earnings per share.  “We are excited to complete the First National Bank of Morgan and Citizens Development Company acquisitions,” Blodnick said. “We are adding some very talented and energetic bankers to our Company who will make a positive impact going forward.”

          Headquartered in Kalispell, Montana, Glacier Bancorp, Inc. conducts business from Glacier Bank of Kalispell, First Security Bank of Missoula, Glacier Bank of Whitefish, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, all located in Montana, Mountain West Bank located in Idaho with two branches in Utah and two in Washington, 1st Bank, Evanston, Wyoming, and Citizens Community Bank, Pocatello, Idaho.

          This news release includes forward looking statements, which describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of the Company’ style of banking and the strength of the local economies in which it operates.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.  In addition to discussions about risks and uncertainties set forth from time to time in the Company’s public filings, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities:  (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected and adversely affect the company’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which the Company is engaged.

          Visit our website at www.glacierbancorp.com

GLACIER BANCORP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
($ in thousands except per share data)

	June 30, 2006	December 31, 2005	June 30, 2005

	(unaudited)	(audited)	(unaudited)
Assets:
Cash on hand and in banks	$124,872	111,418	109,402
Federal funds sold	4,880	7,537	10,576
Interest bearing cash deposits	33,559	15,739	19,657
Investment securities, available-for-sale	870,460	967,970	1,084,101
Net loans receivable:
Real estate loans	697,351	607,627	505,296
Commercial loans	1,486,847	1,357,051	1,215,919
Consumer and other loans	517,847	471,164	433,900
Allowance for losses	(41,195)	(38,655)	(32,917)
Total loans, net	2,660,850	2,397,187	2,122,198
Premises and equipment, net	88,883	79,952	69,280
Real estate and other assets owned, net	605	332	2,319
Accrued interest receivable	20,449	19,923	17,820
Deferred tax asset	1,199	—	—
Core deposit intangible, net	7,195	8,015	7,904
Goodwill	79,099	79,099	72,382
Other assets	21,331	19,172	16,296
	$3,913,382	3,706,344	3,531,935
Liabilities and stockholders’ equity:
Non-interest bearing deposits	$720,473	667,008	630,983
Interest bearing deposits	1,972,296	1,867,704	1,576,872
Advances from Federal Home Loan Bank of Seattle	435,978	402,191	804,047
Securities sold under agreements to repurchase	151,098	129,530	95,235
Other borrowed funds	162,296	187,692	5,576
Accrued interest payable	9,453	7,437	6,574
Deferred tax liability	—	2,746	9,262
Subordinated debentures	85,000	85,000	85,000
Other liabilities	23,958	23,797	20,627
Total liabilities	3,560,552	3,373,105	3,234,176
Preferred shares, $.01 par value per share. 1,000,000 shares authorized
None issued or outstanding	—	—	—
Common stock, $.01 par value per share. 78,125,000 shares authorized	324	322	313
Paid-in capital	269,340	262,383	238,941
Retained earnings - substantially restricted	87,644	69,713	51,808
Accumulated other comprehensive (loss) income	(4,478)	821	6,697
Total stockholders’ equity	352,830	333,239	297,759
	$3,913,382	3,706,344	3,531,935
Number of shares outstanding	32,439,173	32,172,547	31,258,586
Book value of equity per share	10.88	10.36	9.53

GLACIER BANCORP, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
($ in thousands except per share data)

	Three months ended June 30,		Six months ended June 30,

	2006	2005	2006	2005

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income:
Real estate loans	$12,242	8,097	23,231	14,712
Commercial loans	27,479	19,588	53,004	36,112
Consumer and other loans	9,654	7,011	18,519	12,741
Investment securities and other	10,558	11,849	21,131	23,487
Total interest income	59,933	46,545	115,885	87,052
Interest expense:
Deposits	13,761	5,582	25,052	9,651
Federal Home Loan Bank of Seattle advances	4,417	5,770	9,213	11,013
Securities sold under agreements to repurchase	1,471	601	2,761	999
Subordinated debentures	1,284	1,629	2,713	3,184
Other borrowed funds	1,374	876	2,212	1,662
Total interest expense	22,307	14,458	41,951	26,509
Net interest income	37,626	32,087	73,934	60,543
Provision for loan losses	1,355	1,552	2,520	3,042
Net interest income after provision for loan losses	36,271	30,535	71,414	57,501
Non-interest income:
Service charges and other fees	7,392	6,241	13,798	11,445
Miscellaneous loan fees and charges	1,957	1,609	3,768	2,887
Gain on sale of loans	2,770	2,884	4,960	4,976
Loss on sale of investments	—	(107)	—	(137)
Other income	779	886	1,528	1,450
Total non-interest income	12,898	11,513	24,054	20,621
Non-interest expense:
Compensation, employee benefits and related expenses	15,739	12,474	31,050	23,418
Occupancy and equipment expense	3,431	3,152	6,922	6,007
Outsourced data processing expense	678	423	1,402	655
Core deposit intangibles amortization	400	384	820	667
Other expenses	6,702	6,043	12,583	10,803
Total non-interest expense	26,950	22,476	52,777	41,550
Earnings before income taxes	22,219	19,572	42,691	36,572
Federal and state income tax expense	7,553	6,482	14,396	11,962
Net earnings	$14,666	13,090	28,295	24,610
Basic earnings per share	0.45	0.42	0.87	0.79
Diluted earnings per share	0.45	0.41	0.86	0.78
Dividends declared per share	0.16	0.15	0.32	0.29
Return on average assets (annualized)	1.52%	1.52%	1.50%	1.51%
Return on average equity (annualized)	16.81%	18.03%	16.51%	17.56%
Return on average tangible equity (annualized)	22.95%	24.66%	22.72%	22.80%
Average outstanding shares - basic	32,439,173	31,228,123	32,346,182	30,997,527
Average outstanding shares - diluted	32,897,320	31,753,966	32,861,724	31,530,648

	For the Three months ended 06-30-06

AVERAGE BALANCE SHEET (Unaudited - $ in Thousands)	Average Balance	Interest and Dividends	Average Yield/ Rate

ASSETS
Real Estate Loans	$671,013	12,242	7.30%
Commercial Loans	1,459,494	27,479	7.55%
Consumer and Other Loans	504,591	9,654	7.67%
Total Loans	2,635,098	49,375	7.52%
Tax -Exempt Investment Securities(1)	282,941	3,459	4.89%
Other Investment Securities	673,506	7,099	4.22%
Total Earning Assets	3,591,545	59,933	6.68%
Goodwill and Core Deposit Intangible	86,521
Other Non-Earning Assets	193,026
TOTAL ASSETS	$3,871,092
LIABILITIES AND STOCKHOLDERS’ EQUITY
NOW Accounts	$389,133	702	0.72%
Savings Accounts	232,209	501	0.86%
Money Market Accounts	544,161	3,907	2.88%
Certificates of Deposit	882,475	8,651	3.93%
FHLB Advances	449,519	4,417	3.94%
Repurchase Agreements and Other Borrowed Funds	337,955	4,129	4.90%
Total Interest Bearing Liabilities	2,835,452	22,307	3.16%
Non-interest Bearing Deposits	653,834
Other Liabilities	31,928
Total Liabilities	3,521,214
Common Stock	324
Paid-In Capital	267,148
Retained Earnings	83,848
Accumulated Other
Comprehensive Income	(1,442)
Total Stockholders’ Equity	349,878
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,871,092
Net Interest Income		$37,626
Net Interest Spread			3.52%
Net Interest Margin on Average Earning Assets			4.20%
Return on Average Assets (annualized)			1.52%
Return on Average Equity (annualized)			16.81%

(1)	Excludes tax effect on non-taxable investment security income

	For the Six months ended 06-30-06

AVERAGE BALANCE SHEET (Unaudited - $ in Thousands)	Average Balance	Interest and Dividends	Average Yield/ Rate

ASSETS
Real Estate Loans	$645,077	23,231	7.20%
Commercial Loans	1,428,464	53,004	7.48%
Consumer and Other Loans	493,009	18,519	7.57%
Total Loans	2,566,550	94,754	7.44%
Tax -Exempt Investment Securities(1)	283,325	6,948	4.90%
Other Investment Securities	680,194	14,183	4.17%
Total Earning Assets	3,530,069	115,885	6.57%
Goodwill and Core Deposit Intangible	87,065
Other Non-Earning Assets	189,191
TOTAL ASSETS	$3,806,325
LIABILITIES AND STOCKHOLDERS’ EQUITY
NOW Accounts	$368,148	1,172	0.64%
Savings Accounts	239,031	1,078	0.91%
Money Market Accounts	519,732	6,750	2.62%
Certificates of Deposit	856,079	16,052	3.78%
FHLB Advances	485,746	9,213	3.82%
Repurchase Agreements and Other Borrowed Funds	316,285	7,686	4.90%
Total Interest Bearing Liabilities	2,785,021	41,951	3.04%
Non-interest Bearing Deposits	642,227
Other Liabilities	33,573
Total Liabilities	3,460,821
Common Stock	323
Paid-In Capital	265,354
Retained Earnings	79,716
Accumulated Other	111
Comprehensive Income	111
Total Stockholders’ Equity	345,504
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,806,325
Net Interest Income		$73,934
Net Interest Spread			3.53%
Net Interest Margin on Average Earning Assets			4.22%
Return on Average Assets (annualized)			1.50%
Return on Average Equity (annualized)			16.51%

(1)	Excludes tax effect on non-taxable investment security income

SOURCE  Glacier Bancorp, Inc.
          -0-                                                  07/27/2006
          /CONTACT:  Michael J. Blodnick, +1-406-751-4701, or James H. Strosahl, +1-406-751-4702, both of Glacier Bancorp, Inc./
          /Web site:  http://www.glacierbancorp.com /